Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Fonix Corporation

As independent auditors, we hereby consent to the use of our report dated February 25, 2004 with respect to the consolidated balance sheets of LTEL Holdings Corporation and subsidiaries as of December 31, 2003 and 2002 and the related consolidated statements of operations, accumulated deficit, and cash flows for the year ended December 31, 2003 and for the period from December 6, 2002 through December 31, 2002; and we consent to the use of our report dated December 18, 2003 with respect to the combined statements of operations, accumulated deficit, and cash flows of LecStar Telecom, Inc. and LecStar DataNet, Inc. for the period from January 1, 2002 through December 5, 2002, in the Registration Statement of Fonix Corporation on Form S-1 (Pre-Effective Amendment No. 3 on Registration Statement No. 333-129092) relating to the registration of 300,000,000 shares of Class A common stock.  We also consent to the use of our name and the reference to us in the Experts section of the Registration Statement.

/s/ SHERB & CO., LLP

Sherb & Co., LLP

Certified Public Accountants

New York, New York

January 18, 2006